U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549











                                    Form 8-K










                  Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



         Date of Report                         December 29, 1999
                                       (Date of earliest event reported)



                              TGC Industries, Inc.

           (Exact name of registrant as specified in its charter)




        Texas                     0-14908                 74-2095844
   (State or other              (Commission           (I.R.S. Employer
    jurisdiction                File Number)         Identification No.)
   of incorporation)



        1304 Summit, Suite 2
        Plano, Texas                                             75074
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:      (972) 881-1099




Item 5.     Other Events



TGC Industries, Inc. (the "Company" or "TGC") plans to call a special meeting of its common and preferred shareholders to vote on the matters detailed below.

As previously reported in the Company's press release dated December 14, 1999, Wedge Energy Services, L.L.C., a subsidiary of WEDGE Group Incorporated ("WEDGE"), a diversified Houston firm with interests in oil and gas services, purchased, on December 13, 1999, a $2.5 million 8-1/2% Convertible Subordinated Debenture (the "Debenture") of the Company. Proceeds of the financing, together with other available funds, will be used for working capital and an expanded capital expenditure program. The Debenture, at WEDGE's option, may be converted into either convertible preferred stock or common stock at a price of $1.15 per share.

Special Meeting of Shareholders:

     1)    Conversion of Debenture into Preferred Stock.

Pursuant to the terms of the Debenture Purchase Agreement with respect to the sale and purchase of the Debenture, the Company is obligated to use its best efforts to obtain the consent of the holders of 66-2/3% of the outstanding shares of the Company's Series C 8% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") to permit the Company to create a class of senior preferred stock to be designated as 8-1/2% Senior Convertible Preferred Stock ("Senior Preferred Stock") into which the Debenture will be converted at a conversion price of $1.15 per share.

The terms of the Senior Preferred Stock provide that it is senior in rights to dividends and upon liquidation to all classes and series of stock of TGC. Upon obtaining the consent of the holders of the Series C Preferred Stock, WEDGE is obligated to convert the Debenture into such Senior Preferred Stock. In the event the holders of the Series C Preferred Stock do not consent, WEDGE may continue to hold the Debenture or may, at its election, convert the Debenture into a new series of 8% Series D Convertible Preferred Stock ("Series D Preferred Stock") at a conversion price of $1.15 per share, with rights of equal rank with the rights of the Company's Series C Preferred Stock as to dividends and upon liquidation. Each share of Senior Preferred Stock or Series D Preferred Stock will be convertible into one share of Common Stock. The Company intends to recommend that the holders of the Series C Preferred Stock approve the creation of the Senior Preferred Stock at the special meeting of shareholders.


               2)   WEDGE Nominees to the Board of Directors.

Under the terms of the Debenture Purchase Agreement, the Company is also obligated to create two new positions on its Board of Directors (for a total of seven Board members), to be filled by nominees selected by WEDGE. The Company intends to recommend the election of such WEDGE nominees to the Board of Directors at the special meeting of shareholders.



               3)   Stock Option Plan.

In addition, in order to provide for the future issuance of additional stock options to employees of the Company, the Company intends to recommend to the shareholders that they approve a new stock option plan for the Company. The details with respect to such stock option plan as well as with respect to each of the other matters described above will be set forth in a proxy statement to be filed and delivered by the Company in connection with such special meeting.

Other Matters:

     1)   Restriction on Declaration of Dividend on Series C Preferred
Stock.

Under the terms of the Debenture, the Company is restricted from paying cash dividends unless the Company's earnings before deduction of interest, taxes, depreciation and amortization (EBITDA) exceeds 125% of the Company's obligations for all dividends and interest due and payable on all outstanding securities of the Company. Under this restrictive covenant, TGC will not declare a semi-annual dividend in January on its Series C Preferred Stock. The January 2000 dividend will be added to the Company's current dividend arrearage with respect to the Series C Preferred Stock.

     2)   Written Hearing Before Nasdaq.

The Company has been notified by Nasdaq that the Company's Common Stock
(1) has failed to maintain a minimum bid price greater than or equal to $1.00, and (2) has failed to maintain a market value of public float greater than or equal to $1,000,000, in each case as required for continued listing of the Common Stock by the rules of the Nasdaq SmallCap Market. On December 22, 1999, the Company requested a written hearing before the Nasdaq Listing Qualifications Panel to set forth how the Company believes that its Common Stock will achieve compliance with these requirements. On December 28, 1999, the Company was notified by Nasdaq that the Company's request for a written hearing had been granted, and that the hearing will be held on February 3, 2000. Pending the hearing, any delisting action by Nasdaq will be stayed. Although the Company believes that its Common Stock can meet these conditions, there can be no assurance that it can do so, and if at some future date the Company's securities should cease to be listed on the Nasdaq SmallCap Market, they may continue to be listed in the OTC-Bulletin Board or otherwise.

TGC, doing business as Tidelands Geophysical, based in Plano, Texas, is a geophysical services company which primarily provides 3-D seismic services to oil and gas companies. TGC, doing business as Exploration Surveys, maintains a geophysical gravity data bank.

This report contains forward-looking statements which reflect the view of Company's management with respect to future events. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in the Company's Securities and Exchange Commission filings, and include, without limitation, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices. The forward-looking statements contained herein reflect the current views of the Company's management and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.



Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TGC INDUSTRIES, INC.



December 29, 1999
                                   By:_________________________________
                                            Wayne A. Whitener,
                                            President and CEO
                                        (Principal Executive Officer)